Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

THE EXPLORATION COMPANY OF DELAWARE, INC.

THE EXPLORATION COMPANY OF DELAWARE, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") hereby certifies as follows:

1.	The Corporation’s original Certificate of Incorporation was filed on January 23, 1995, with the Secretary of State of the State of Delaware, pursuant to the General Corporation Law.

2.
At a meeting of the Board of Directors of the Corporation held on March 1, 2007, resolutions were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation of the Corporation, declaring such amendments to be advisable and proposing such amendments for consideration by the Corporation’s stockholders at their next annual meeting. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Corporation’s Restated Certificate of Incorporation be amended to change the name of the Corporation, in Article First and elsewhere, from “The Exploration Company of Delaware, Inc.” to "TXCO Resources Inc."; and

RESOLVED, that the Corporation’s Restated Certificate of Incorporation be further amended in Article Fourth to increase the Corporation’s authorized Common Stock from 50,000,000 to 100,000,000 shares with a par value of .01.

3.
Thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held on May 11, 2007, upon notice duly given in accordance with Section 222 of the General Corporation Law. At this meeting the necessary number of shares as required by statute were voted in favor of the amendments.

4.	The amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this  14th day of May, 2007.

/s/ James E. Sigmon
James E. Sigmon,
President and Chief Executive Officer

THE STATE OF TEXAS §
§
COUNTY OF BEXAR §

BE IT REMEMBERED that on this  14th day of May, 2007, personally came before me, a Notary Public for the State of Texas, JAMES E. SIGMON, President and Chief Executive Officer of TXCO RESOURCES INC., a Delaware corporation, known to me personally to be such, and acknowledged the foregoing Certificate of Amendment to the Restated Certificate of Incorporation on behalf of such corporation and that the facts stated therein are true.

GIVEN under my hand and seal of office the day and year aforesaid.

/s/ Roxe Ann Jordan
Notary Public in and for the
State of Texas